UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

AIRTRAX, INC.

(Exact name of Registrant as specified in its charter)

                New Jersey

22-3506376

(State or other jurisdiction of

        (I.R.S. Employer

incorporation or organization)

       Identification No.)

870B Central Avenue, Hammonton, New Jersey                      08037

(Address of Principal Executive Offices including zip code)

Consulting Agreements

(Full title of the plan)

Peter Amico

870B Central Avenue

Hammonton, New Jersey 08037

(Name and address of agent for service)

(609) 567-7800

(Telephone number, including area code, of agent for service)

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common stock, no par value	90,000 shares	$1.06(1)	$85,500	$10.13

(1) Computed pursuant to Rule 457(c) of the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and not as a representation as to any actual proposed price. The offering price per share, maximum aggregate offering price and registration fee is based upon the average of the high and the low price on the NASDAQ OTC Bulletin Board for the common stock on April 10, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to Rule 428(b)(1), the information required by Part 1 is included in documents to be sent or given to the relevant officers, directors, employees, consultants, or advisors of Airtrax, Inc., a New Jersey corporation ("Registrant").

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated by reference into this Registration Statement and made a part hereof:

(A)

Registrant’s Form 10-KSB for the period ended December 31, 2001 as amended.

(B)

Registrant's latest quarterly reports on Form 10-QSB for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002, respectively.

(C)

Registrant’s Current Report on Form 8-K filed August 6, 2002.

(D)

Registrant’s current report on Form 8-K filed November 12, 2002.

(E)

Registrant’s current report on Form 8-K filed March 18, 2003

(F)

Registrant’s current report on Form 8-K filed March 24, 2003

(G)

All other reports which may be filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

(H)

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not Applicable.

Item 5.  Interests of  Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Under the New Jersey Business Corporations Act (“NJBCA”), any corporation in the State of New Jersey has the power to indmenify a corporate agent, including an officer and director, against his expesnbes and liabilities in connection with any proceeding involving the corporate agent if; (a) such corporate agent acted in good faith and in manner reasonably belived to be in the best interests of the corporation, and (b) with repect to any criminal proceeding, such corporate agent had no reasonable cause to believe his conduct was unlawful. The termination of any proceeding by judgement, order, settlement, conviction or plea of nolo contendre or its equivalent, shall not itself create a presumtpion that such corporate agent did not meet the applicable standards of conduct.

The Company’s By-Laws indemnifies any person who was, is, or is threatened to be made a party to a proceeding (as defined below) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, member, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, limited liability company, sole proprietorship, trust, employee benefit plan or other enterprise, to the fullest extent permitted under the NJBCA, as the same exists or may hereafter be amended.  Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while the provision is in effect.  Any repeal or amendment of this provision shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation in respect of any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to the provision. Such right shall include the right to be paid by the Corporation expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the NJBCA, as the same exists or may hereafter be amended.  If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim.  It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the NJBCA, but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible.  In the event of the death of any person having a right of indemnification, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives.  The rights conferred shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.  The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.  As used herein, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

The Company’s Bylaws also permit the Company to purchase and maintain insurance on behalf of any Director, Officer, Agent or employee whether or not the Company would have the power to indemnify such person against the liability insured against.

Item 7.  Exemption from Registration Claimed

Not Applicable

Item 8.  Exhibits.

INDEX TO EXHIBITS

Exhibit Number

Description

4.1

Consulting Agreement dated January 15, 2003 by and

between Aitrax, Inc. anad Harry Timmons.

4.2

Agreement to Lease dated March 25, 2003 by and between Airtrax, Inc. and Harry Schmidt TA PA Associates.

5.1

Opinion of Counsel (Included in Exhibit 23.1)

23.1

Opinion of Counsel.

23.2

Consent of Independent Certified Accountant.

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post effective amendment to this Registration Statement to:

(A)   Include any prospectus required by section 10(a)(3) of the Securities Act;

(B) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than twenty percent (20%) change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(C) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(4) For determining any liability under the Securities Act, treat each post effective amendment as a new registration statement for the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(5)  Insofar as indemnification for liabilities arising under the Securities Act of1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a Court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hammonton, State of New Jersey on March 31, 2003.

AIRTRAX, INC.

/s/ Peter Amico

Peter Amico

President and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Dated: April 1, 2003

/s/Peter Amico

Peter Amico President

and Chairman

Dated: April 1, 2003

/s/ D. Barney Harris

D. Barney Harris

Director

Dated: April 1, 2003

/s/John Watt

John Watt

Director

Dated: April 4, 2003

/s/William Hungerville

William Hungerville

Director

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EXHIBIT 4.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT is entered on January 15, 2003 between Airtrax,  Inc. a New Jersey corporation (the “Company”), and Harry M. Timmons (the "Consultant").

W I T N E S S E T H:

WHEREAS, the Company desires additional services of Consultant, which were not described, nor a part of the agreement executed on June 15, 2002. The Consultant desires to provide additional services to the Company upon the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the premise and the covenants hereinafter contained, the parties agree as follows:

1.

Consulting Services.  The Consultant agrees to provide consulting services to the Company during the term of this Agreement, upon such terms and to the extent the parties agree from time to time.  The Consultant will create an Airtrax Dealership Marketing Program  (ADMP) for the promotion and sales of the Airtrax ATX lift equipment. The consultant will work with the CEO/President of Airtrax, Inc. and or a designee by the CEO/President. The (ADMP) will be designed in such a fashion as to incorporate the necessary mediums to promote the Airtrax ATX Series in the continental United States.

2.

Extent of Services.  The Consultant shall personally provide the consulting services described herein.  The Company understands that the nature of the services to be provided are part time and that the Consultant will be engaged in other business and consulting activities during the term of this Agreement.

3.

Term.  The term of this Agreement shall commence as of the date hereof and shall continue through December 15, 2003, unless sooner terminated as provided herein.

4.

Consideration.  In consideration of the execution of this Agreement, and the performance of his obligations hereunder, the Consultant shall receive a fee of 70,000 shares of common stock issued under rule S-8 of the Company’s stock trading under the symbol (AITX).

1.

Expenses.  Consultant agrees that upon receipt of compensation all expenses incurred by the Consultant in the creation of the (ADMP) shall be considered paid by The Company, any additional expenses to promote and to market/implement the (ADMP) shall be an additional expense. Any additional expenses not covered by this agreement must be pre-approved in writing by The Company prior to Consultant expending any funds.

1.

Confidential Information.

(a)

Confidentiality.  Except as required in the performance of his duties to the Company, the Consultant shall treat as confidential and shall not, directly or indirectly, use, disseminate, disclose, publish or otherwise make available any Confidential Information (as hereafter defined) or any portion thereof.  In furtherance of the foregoing, the Consultant shall be permitted to disclose Confidential Information to those of its employees, managers, members, agents, accountants, attorneys and consultants who reasonably need to know such information in order for the Consultant to reasonably perform its duties hereunder.

(b)

Return of Confidential Information.  Upon termination of this Agreement, and upon the written request of the Company, all documents, records, notebooks, computer files, tapes and diskettes and similar repositories containing Confidential Information, including copies thereof, then in the Consultant's possession, whether prepared by him or others, shall be promptly destroyed by the Consultant or returned to the Company.  If at any time after the termination of this Agreement, the Consultant determines that he has any Confidential Information in his possession or control, he shall immediately destroy or return the same to the Company, including all copies and portions thereof.

(c)

Definition.  For purposes of this Agreement, "Confidential Information" means any and all information relating to the Company and labeled or marked “confidential” when disclosed or made available to the Consultant and which is or becomes known by Consultant as a direct or indirect consequence of or through his relationship with the Company and not generally known in the industry in which the Company is or may become engaged.  Confidential Information shall not include any information which (i) was known by the Consultant prior to receipt of such information by him from the Company, (ii) is independently discovered by the Consultant after the date hereof, (iii) comes or has come within the public domain through no act or failure on the part of the Consultant or (iv) is rightfully obtained by the Consultant after the date hereof from a third party which, to the knowledge of the Consultant, is lawfully in possession of such Confidential Information.

7.

Remedies.   The parties acknowledge that the remedies at law for the breach of the agreements and covenants set forth in Section 6 hereof are inadequate and that the Company shall be entitled to preliminary and permanent injunctive relief to the fullest extent available under applicable law enjoining the Consultant from engaging in any conduct constituting a breach of the agreements and covenants contained in Section 6 hereof. Such remedies shall be in addition to, and not in substitution of, any other remedies which the Company may have at law or in equity in the event of a breach or threatened breach of any of the foregoing agreements or covenants by the Consultant.

8.

Status.   Except as otherwise may be agreed, the Consultant shall at all times be an independent contractor, rather than a co-venturer, agent, employee or representative of the Company.

9.

Notices.  Any notice required or desired to be given under this Agreement shall be in writing and shall be deemed given when personally delivered or sent by certified or registered mail or overnight courier to the following addresses, or such other address as to which one party may have notified the other in such manner:

If to the Company:

Peter Amico

AIRTRAX, INC.

870B Central Avenue

Hammonton, New Jersey 08037

If to the Consultant:

Harry M. Timmons

14 East Washington Street

Suite 306

Orlando, Florida 32801

10.

Applicable Law.  The validity, interpretation and performance of this Agreement shall be controlled by and construed under the laws of the State of New Jersey without regard to its conflict of law provisions.

11.

Severability.  In the event of the invalidity or unenforceability of any provision of this Agreement under applicable law, the parties hereto agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other provisions of this Agreement.

12.

Waiver of Breach.  The waiver by either party of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by such party.  No waiver shall be valid unless in writing and signed by each of the Company and the Consultant.

13.

Binding Effect.  This Agreement shall be binding upon the parties and their respective personal representatives, successors and assigns.

14.

Entire Agreement.  This Agreement contains the entire understanding of the parties with respect to its subject matter.  It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

IN WITNESS WHEREOF, each of the parties has executed this Agreement on the date first above written.

Airtrax, Inc.

/s/ Peter Amico

By: Peter Amico

Its: CEO

/s/Harry Timmons

By: Harry M. Timmons

Consultant

#

EXHIBIT 4.2

AGREEMENT TO LEASE

BETWEEN

Airtrax, Inc.

and

Harry Schmidt T/A PA Associates

This agreement, made this 25th day of March, 2003, between Airtrax Inc. of POB 1237, Hammonton, NJ 08037-1237 (hereinafter "Lessor") and Harry Schmidt TA PA Associates of 100 Park Ave., Warminster, PA 18974 (hereinafter "Lessee").

Lessor does hereby agree to grant, demise and let, and Lessee does hereby agree to take A Section of warehouse space generally 50' x 50' or as otherwise agreed, and one office space on second floor in warehouse office section, generally 400 square feet., with appurtenances, from the 1st day of January, 2003 to the 31st date of December at the rent or sum of  Dollars ( $3000.00 ), to be paid as follows: on the first of each month. The parties agree the rental fees due may be paid in cash or stock at the lessor’s sole option.

It is further agreed by and between the parties that the Lessor shall:  Maintain the area in proper form and shall not interfere with work of the lessee.

It is further agreed by and between the parties that the Lessee shall:  be responsible for amenities such as heat, light and power.

It is further agreed that the lease herein provided for shall be executed by the parties hereto on the  25fth day of March 2003.

It is further agreed that in the event that the lease herein provided for shall be executed, then and in such case the Lessor shall give, and the Lessee shall take, possession of said premises on the  1st day of January 2003, and the rent to be reserved in the said agreement herein provided for shall commence and be payable from said last mentioned date.

It is further agreed that, in the event that either party hereto shall want to terminate the lease herein provided for, then the party whom so wishes to do so shall give notice to the other party a minimum of 90 days.

It is further agreed that these presents shall operate as  a lease.

IN WITNESS WHEREOF, the parties hereto do set their hands and seals.

Witnessed:

/s/ Harry Schmidt

Harry Schmidt T/A PA Associates

Landlord

/s/ Peter Amico

Airtrax, Inc.

Tenant

#

EXHIBIT 5.1 and 23.1

DANIEL H. LUCIANO

------------

ATTORNEY AT LAW

242 A WEST VALLEY BROOK ROAD

CALIFON, NEW JERSEY 07830

TELEPHONE

908-832-5546

MEMBER TEXAS AND

FACSIMILE

908-832-9601

NEW JERSEY BARS

EFAX

847-556-1456

EMAIL

dhlu@earthlink.net

March 27, 2003

U.S. Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C.  20549

Re:

Airtrax, Inc.

Form S-8 Registration Statement

Exhibit Numbers 5 and 24(a)

      The undersigned has acted as counsel to Airtrax, Inc. (the "Company") in connection with the preparation of the Registration Statement on Form S-8 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer and sale of up to 90,000 shares of common stock, no par value ("Common Stock"), by the selling shareholders.

      In rendering this opinion, we have examined the Company's Articles of Incorporation and Bylaws; the corporate resolutions and a copy of the consulting agreements relating to this Form S-8. We have assumed and relied, as to questions of fact and mixed questions of law and fact, on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures.

We have not made any independent investigation in rendering this opinion other than the document examination described. Our opinion is therefore qualified in all respects by the scope of that document examination. We make no representation as to the sufficiency of our investigation for your purposes. This opinion is limited to the laws of the State of New Jersey.

         Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock of the Company which are being offered by the Company pursuant to the Registration Statement, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in laws which may hereafter occur.

         This opinion is strictly limited to the matters stated herein and no other or more extensive opinion is intended, implied or to be inferred beyond the matters expressly stated herein.

The undersigned consents to be named in the captioned Form S-8 Registration Statement and further consents to the use of this opinion and consent in the captioned Form S-8 Registration Statement.

                                                                                    /s/ Daniel H. Luciano

Daniel H. Luciano

Attorney at Law

#

EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

ROBERT G. JEFFREY

CERTIFIED PUBLIC ACCOUNTANT

61 BERDAN AVENUE

WAYNE, NEW JERSEY 07470

LICENSED TO PRACTICE

          TEL:  973-628-0022

    IN NEW YORK AND NEW JERSEY

          FAX:  973-696-9002

MEMBER OF AICPA

          E-MAIL: rgjcpa@erols.com

PRIVATE COMPANIES PRACTICE SECTION

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the incorporation by reference in this Form S-8 Registration Statement of my Audit Report of AirTrax, Inc. dated March 27, 2002 included in the Form 10-KSB for the period ended December 31, 2001, and to all references to my Firm included in this registration statement.

/s/ Robert G. Jeffrey

Robert G. Jeffrey

Wayne, New Jersey 07470

March 28, 2003

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